Exhibit 99.1

For Immediate Release

Verra Mobility Appoints Jon Keyser as Chief Legal Officer

MESA, Ariz., Dec. 16, 2022 -- Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today the appointment of Jon Keyser as Executive Vice President and Chief Legal Officer, effective December 19, 2022.

Mr. Keyser joins Verra Mobility from Honeywell International Inc. (NASDAQ: HON), where he served as Vice President and General Counsel for Honeywell’s Performance Materials and Technology (PMT) business division. Honeywell PMT is a $10 billion annual revenue science, technology and ESG-oriented business that develops process technologies, automation solutions, advanced materials, hardware, chemicals, services and industrial software.

As Chief Legal Officer at Verra Mobility, Mr. Keyser will be responsible for legal operations, litigation, corporate governance, compliance and government relations.

“I am excited to welcome Jon Keyser to the Verra Mobility leadership team,” said David Roberts, president and CEO, Verra Mobility. “Jon’s experience leading legal operations for large, successful organizations will be instrumental as we continue our growth trajectory. He shares our core values and our company’s purpose of enriching lives by making transportation safer and easier.”

Mr. Keyser’s previous roles at Honeywell included serving as General Counsel of Honeywell UOP, a $3 billion business unit within Honeywell, and Honeywell’s Aerospace Integrated Supply Chain and Digital Transformation efforts.

Prior to Honeywell, Mr. Keyser was the Assistant General Counsel at Harley-Davidson, Inc., where he managed a team responsible for all commercial legal, litigation and product regulatory matters. He also was an attorney at Hogan Lovells global law firm where he focused on mergers and acquisitions.

Mr. Keyser served as an Intelligence Officer in the United States Air Force. He is a combat veteran and a recipient of the Bronze Star medal.

Mr. Keyser earned his Bachelor of Science in Political Science from the United States Air Force Academy and his Juris Doctor from the University of Denver. He is a former member of the Board of Directors for the U.S. Air Force Academy Foundation.

About Verra Mobility

Verra Mobility Corporation (NASDAQ: VRRM) is a leading provider of smart mobility technology solutions that make transportation safer, smarter and more connected. The company sits at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data and people to enable safe, efficient solutions for customers globally. Verra Mobility’s transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility and support healthier communities. The company also solves complex payment, utilization and compliance challenges for fleet owners and rental car companies. Headquartered in Arizona, Verra Mobility operates in North America, Europe, Asia and Australia. For more information, please visit www.verramobility.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Verra Mobility's plans, objectives, expectations, beliefs and intentions and other statements including words such as "hope," "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. The forward-looking statements herein represent the judgment of the Verra Mobility, as of the date of this release, and Verra Mobility disclaims any intent or obligation to update forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. This press release should be read in conjunction with the information included in Verra Mobility's other press releases, reports and other filings with the SEC and on the SEC website, www.sec.gov. Understanding the information contained in these filings is important in order to fully understand Verra Mobility's reported financial results and our business outlook for future periods. Actual results may differ materially from the results anticipated in the forward-looking statements and the assumptions and estimates used as a basis for the forward-looking statements.

Additional Information

We periodically provide information for investors on our corporate website, www.verramobility.com, and our investor relations website, ir.verramobility.com.

We intend to use our website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our website, in addition to following the Company's press releases, SEC filings and public conference calls and webcasts.

Media Relations: Investor Relations:
Eric Krantz Mark Zindler

eric.krantz@verramobility.com mark.zindler@verramobility.com